SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION

FILED PURSUANT TO SECTION 8(A) OF THE

INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

NAME:

Nagle Funds

ADDRESS OF PRINCIPAL BUSINESS OFFICE:

57 Willow Drive

Little Silver, NJ 07739

TELEPHONE NUMBER:

(732) 212-2819

NAME AND ADDRESS OF AGENT FOR SERVICE OF PROCESS:

Peter J. Nagle

57 Willow Drive

Little Silver, NJ 07739

CHECK APPROPIATE BOX:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

/X/Yes

/  /No

SIGNATURES

Pursuant to the requirements of Investment Company Act of 1940, the President of the Registrant has caused this notification of registration to be duly signed on behalf of the Registrant in the City of Little Silver and State of New Jersey on this 21 day of October, 2005.

ATTEST:	Nagle Funds

/s/ Josephine T. Nagle	/s/ Peter J. Nagle
By: Josephine T. Nagle, Secretary	By: Peter J. Nagle, President